Exhibit 10.1

Frontier Airlines, Inc. 4545 Airport Way Denver, Colorado 80239

[Date]

[First, Last Name]

Re:    Special Bonus Awards

Dear [First Name]:

In recognition of your work and dedication, and as an incentive for you to continue your employment, Frontier Airlines, Inc. (the “Company”) has awarded you two special one-time bonuses, a bonus intended to recognize your hard work and dedication that culminated in the initial public offering of our common stock in the amount of [$] (the “IPO Bonus”) and a retention bonus in the amount of [$] (the “Retention Bonus”). As you know, however, the Company is limited in the amount of compensation that it may award or pay to you as a condition to the receipt of assistance from the federal government, including pursuant to the loan agreement established under the Coronavirus Aid, Relief, and Economic Security Act and payroll support agreements under the Consolidated Appropriations Act of 2021 and the American Rescue Plan Act of 2021 (such limits, the “Compensation Limits”). As a result of these constraints, we have designed the IPO Bonus and Retention Bonus to pay out once the Compensation Limits (as those exist at the time the IPO Bonus and Retention Bonus are awarded and as subsequently amended) are no longer in effect (the “Vesting and Payment Date”), which is expected to be on or around April 1, 2023 (but could be earlier or later).

The amount of the Retention Bonus was calculated based on the amount of the compensation estimated to be earned by you in 2021, 2022 and Q1 2023 that was or will be reduced due to the Compensation Limits. In the event you remain continuously employed by the Company or an affiliate through the Vesting and Payment Date, your IPO Bonus and Retention Bonus will be payable to you, less applicable deductions and withholdings, in a cash lump sum on the first payroll date following the Vesting and Payment Date. In the event you experience a termination of employment for any reason prior to the Vesting and Payment Date, the IPO Bonus and Retention Bonus will thereupon forfeit.

This letter is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), such that payment of the IPO Bonus and Retention Bonus will not result in any additional taxes assessed to you under Section 409A. If any provision of this letter is ambiguous, but a reasonable interpretation of the provision would result in any portion or all of the IPO Bonus and Retention Bonus payable to you avoiding the imposition of additional taxes under Section 409A, the Company intends that interpretation to govern payment of the IPO Bonus and Retention Bonus.

Nothing in this letter confers upon you any right to continued employment or other service with the Company or interferes in any way with the at-will nature of your employment.

Frontier Airlines, Inc. 4545 Airport Way Denver, Colorado 80239

Please indicate your acknowledgement and acceptance of the terms of this letter by signing in the space indicated below and returning a signed copy of this letter to me at your earliest convenience.

Sincerely,

Frontier Airlines, Inc.

By:	Barry Biffle
Title:	President and CEO

Accepted, Acknowledged and Agreed:

Date: